EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media— L. Benjamin Ederington

Westlake Corporation Reports Record Fourth Quarter and Full Year 2021 Results
•Record annual net sales of $11.8 billion, an increase of 57% vs. 2020 net sales
•Record annual net income of $2.0 billion, an increase of 511% vs. 2020 net income
•Record annual EBITDA of $3.7 billion, an increase of 196% vs. 2020 EBITDA
•Transformational investments of approximately $3.8 billion in building products and Hexion's global epoxy business
•Integrated portfolio of diversified businesses under one unified brand with two segments – Housing and Infrastructure Products ("HIP") and Performance and Essential Materials ("PEM")
•Market conditions continue to look favorable
HOUSTON--(BUSINESS WIRE)-- Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced record fourth quarter and record full year 2021 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Westlake Corporation
Income from operations	$873	$178	$2,800	$429
Net income attributable to Westlake Corporation	$644	$113	$2,015	$330
Diluted earnings per common share	$4.98	$0.87	$15.58	$2.56
EBITDA	$1,131	$386	$3,693	$1,246
EBITDA margin	32%	20%	31%	17%

Performance and Essential Materials Segment
Net external sales	$2,460	$1,433	$8,670	$5,465
Income from operations	$821	$143	$2,549	$231
EBITDA	$997	$314	$3,247	$898
EBITDA margin	41%	22%	37%	16%

Housing and Infrastructure Products Segment
Net external sales	$1,047	$532	$3,108	$2,039
Income from operations	$86	$65	$356	$256
EBITDA	$162	$99	$534	$388
EBITDA margin	15%	19%	17%	19%
i

BUSINESS HIGHLIGHTS
In February 2022, the Company changed its name from Westlake Chemical Corporation to Westlake Corporation reflecting our more diversified business portfolio and is now organized under one unified brand with two financial reporting segments: Performance and Essential Materials and Housing and Infrastructure Products. Westlake reorganized its operating and reporting segments to better reflect the products produced and the breadth of industries served. The Company's two newly established reporting segments replace the former segments, Olefins and Vinyls. Performance and Essential Materials includes Westlake North American Vinyls, Westlake North American Chlor-alkali & Derivatives, Westlake European & Asian Chlorovinyls, Westlake Olefins, Westlake Polyethylene and Westlake Epoxy. Performance materials includes polyethylene, PVC and epoxy. Essential materials include caustic soda, styrene, and chlorinated derivative materials. Housing and Infrastructure Products includes Westlake Royal Building Products, Westlake Pipe & Fittings, Westlake Global Compounds and Westlake Dimex. Housing products includes housing exterior and interior products, residential pipes and fittings and residential PVC compounds. Infrastructure products includes non-residential pipes and fittings and non-residential PVC compounds. These changes have been retrospectively reflected in the periods presented.
EXECUTIVE COMMENTARY
"In 2021, we accomplished a series of meaningful milestones at Westlake including record financial results and the completion of a number of strategic acquisitions. For the fourth quarter and full year of 2021, we achieved financial records for sales, net income and EBITDA, which were attributable to strong economic conditions and our strategic market positions. We were able to deliver these results despite Winter Storm Uri, Hurricane Ida, the COVID-19 pandemic and on-going supply chain interruptions. Throughout 2021, we saw strong markets across our businesses as a result of the continuing global economic expansion. Residential construction and remodeling spending drove robust demand for PVC resin, as well as products in our Housing and Infrastructure Products segment; likewise, consumer demand for packaging products spurred demand for caustic soda and polyethylene. Our record earnings in 2021 were driven by strong demand across our product portfolio while delivering life enhancing benefits to people every day," said Albert Chao, President and Chief Executive Officer.

"Looking at the Housing and Building Products acquisitions we closed in the second half of 2021, as well as our epoxy acquisition in early 2022, we have developed a larger platform for growth which should drive value through our integrated chain and expect these businesses to meaningfully contribute to earnings in 2022," continued Mr. Chao. "We have created a framework for growth by expanding our footprint in the building product markets, enhancing our position to drive greater value with new and complementary businesses. We remain focused on advancing sustainability and reducing our carbon footprint. We will continue to deliver consistent, durable and increasingly sustainable products through our market leading brands to customers in the United States and around the world, while remaining steadfast in creating value for our shareholders."

"As we look ahead, we remain confident in the fundamentals of our business and the markets in which we participate. Market conditions continue to look favorable in 2022. As the market leader in Performance and Essential Materials including PVC, polyethylene, epoxy, chlorine and caustic soda, we are well-positioned to continue to provide value to our customers and investors. The outlook also remains favorable in our Housing and Infrastructure Products with strong market indicators in 2022. With the ground work we have laid through organic growth projects and our transformative acquisitions, including most recently our new epoxy business, combined with a continued strong market outlook for our products, we are excited about the future ahead," concluded Mr. Chao.
RESULTS
Consolidated Results
The company reported record net income, excluding a tax benefit that occurred in the fourth quarter of 2017, of $644 million on record net sales of $3,507 million for the three months ended December 31, 2021. Net income in the fourth quarter of 2020 was $113 million. The increase in net income of $531 million was driven by significantly higher sales prices and margins across most of our businesses. The continued strength of residential construction coupled with the solid repair and remodeling markets drove strong demand and pricing for PVC resin as well as demand in our Housing and Infrastructure Products business. Additionally, the Performance and Essential Materials business experienced robust strength in polyethylene for packaging and consumer markets and caustic soda benefitting from increasing industrial activity, resulting in higher prices and margins.

For the full year of 2021, record net income of $2,015 million increased by $1,685 million from the full year of 2020 net income of $330 million. Income from operations of $2,800 million for the full year of 2021 increased by $2,371 million from income from operations of $429 million for the full year of 2020, which was severely impacted by the global COVID-19 pandemic. The increases in net income and income from operations were primarily due to the global economic expansion, which created strong demand across our businesses as well as significantly higher sales prices and margins through our integrated chain. The earnings associated with the Housing and Infrastructure Products acquisitions in late 2021, were partially offset by the recognition of purchase accounting adjustments and closing costs.

Record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $1,131 million for the fourth quarter of 2021 increased by $745 million compared to fourth quarter 2020 EBITDA of $386 million. Record EBITDA of $3,693 million for the full year of 2021 was $2,447 million higher than EBITDA for the year of 2020 of $1,246 million. A reconciliation of EBITDA to net income, income from operations, and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Cash and Debt
Net cash provided by operating activities was $757 million for the fourth quarter of 2021 and $2,394 million for the full year 2021. As of December 31, 2021, cash and cash equivalents were $1,908 million and long-term debt was $5,180 million. Capital expenditures were $658 million for the full year 2021.
Performance and Essential Materials Segment
Performance and Essential Materials income from operations for the fourth quarter of 2021 of $821 million increased by $678 million from fourth quarter 2020 income from operations of $143 million. This increase in income from operations versus the prior-year period was due to strong demand dynamics resulting in higher prices for products in the segment. Fourth quarter 2020 was impacted by hurricane outages in Southwest Louisiana.
For the full year of 2021, Performance Materials net sales of $5,997 million increased by $2,569 million from 2020 and Essential Materials net sales of $2,673 million increased by $636 million from 2020. Both increases were attributable to significantly higher prices and elevated volumes for PVC resin, caustic soda and polyethylene. Performance and Essential Materials income from operations of $2,549 million increased by $2,318 million from income from operations of $231 million for the full year of 2020. This increase in income from operations versus the prior-year period was primarily due to significantly higher sales and integrated margins for PVC resin, caustic soda and polyethylene. Income from operations for the full year of 2021 was additionally impacted by Winter Storm Uri and Hurricane Ida, while income from operations for the full year of 2020 was impacted by the onset of the COVID-19 pandemic and Hurricanes Laura and Delta.
Housing and Infrastructure Products Segment
For the fourth quarter of 2021, Housing and Infrastructure Products income from operations of $86 million increased by $21 million from fourth quarter 2020 income from operations of $65 million. This increase in income from operations versus the prior-year period was the result of robust housing and remodeling activity driving healthy demand and higher prices for all products in the segment.
For the full year of 2021, Housing Products net sales of $2,334 million increased by $837 million from 2020 and Infrastructure Products net sales of $774 million increased by $232 million from 2020, both increases were attributable to significantly higher prices and higher sales volumes including those of recent acquisitions driven by housing construction and remodeling activity. Housing and Infrastructure Products income from operations of $356 million increased by $100 million from income from operations of $256 million for the full year of 2020. This increase in income from operations was primarily due to significantly higher sales and margins driven by robust housing construction and remodeling activity driving increased demand. Additionally, 2021 experienced higher energy costs as well as the impacts from Winter Storm Uri and Hurricane Ida, while income from operations for 2020 was impacted by the onset of the COVID-19 pandemic and Hurricanes Laura and Delta.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding favorable market conditions, our outlook for our business segments, our ability to create value and grow, the contribution of recent acquisitions and demand for our products, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the ability to integrate the recent acquisitions; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in February 2021 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 which were filed with the SEC in May 2021, August 2021 and November 2021, respectively.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's fourth quarter and full year 2021 results will be held Tuesday, February 22, 2022 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (855) 760-8160 or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 835 63 11.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on March 1, 2022. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 835 63 11.
The conference call will also be available via webcast at https://edge.media-server.com/mmc/p/bty22e28 and the earnings release can be obtained via the Company's website at: http://www.westlake.com/investor-relations.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

	(In millions of dollars, except per share data and share amounts)
Net sales	$3,507	$1,965	$11,778	$7,504
Cost of sales	2,411	1,642	8,283	6,481
Gross profit	1,096	323	3,495	1,023
Selling, general and administrative expenses	168	117	551	449
Amortization of intangibles	40	28	123	109
Restructuring, transaction and integration-related costs	15	—	21	36
Income from operations	873	178	2,800	429
Interest expense	(46)	(34)	(176)	(142)
Other income, net	18	12	53	44
Income before income taxes	845	156	2,677	331
Provision for (benefit from) income taxes	184	33	607	(42)
Net income	661	123	2,070	373
Net income attributable to noncontrolling interests	17	10	55	43
Net income attributable to Westlake Corporation	$644	$113	$2,015	$330
Earnings per common share attributable to Westlake Corporation:
Basic	$5.01	$0.87	$15.66	$2.57
Diluted	$4.98	$0.87	$15.58	$2.56
Weighted average common shares outstanding:
Basic	127,853,277	127,785,542	128,002,911	127,850,592
Diluted	128,674,359	128,136,687	128,697,982	128,089,058
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WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2021	December 31, 2020

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,908	$1,313
Accounts receivable, net	1,868	1,214
Inventories	1,407	918
Prepaid expenses and other current assets	80	32
Total current assets	5,263	3,477
Property, plant and equipment, net	7,606	6,920
Other assets, net	5,590	3,438
Total assets	$18,459	$13,835

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,075	$1,357
Current portion of long-term debt, net	269	—
Long-term debt, net	4,911	3,566
Other liabilities	2,676	2,334
Total liabilities	9,931	7,257
Total Westlake Corporation stockholders' equity	7,955	6,043
Noncontrolling interests	573	535
Total equity	8,528	6,578
Total liabilities and equity	$18,459	$13,835

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2021	2020

	(In millions of dollars)
Cash flows from operating activities
Net income	$2,070	$373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	840	773
Deferred income taxes	23	146
Net loss on disposition and others	75	83
Other balance sheet changes	(614)	(78)
Net cash provided by operating activities	2,394	1,297
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(2,554)	—
Additions to investments in unconsolidated subsidiaries	(24)	(18)
Additions to property, plant and equipment	(658)	(525)
Return of investment from an unconsolidated subsidiary	—	44
Other, net	23	(10)
Net cash used for investing activities	(3,213)	(509)
Cash flows from financing activities
Debt issuance costs	(18)	(3)
Distributions to noncontrolling interests	(48)	(55)
Dividends paid	(145)	(137)
Proceeds from debt issuance and drawdown of revolver, net	1,671	1,299
Proceeds from (repayment of) short-term notes payable, net	8	(17)
Repayment of revolver and senior notes	—	(1,254)
Repurchase of common stock for treasury	(30)	(54)
Other, net	(1)	5
Net cash provided by (used for) financing activities	1,437	(216)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	15
Net increase (decrease) in cash, cash equivalents and restricted cash	604	587
Cash, cash equivalents and restricted cash at beginning of the year	1,337	750
Cash, cash equivalents and restricted cash at end of the year	$1,941	$1,337

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance materials	$1,664	$953	$5,997	$3,428
Essential materials	796	480	2,673	2,037
Total performance and essential materials	2,460	1,433	8,670	5,465
Housing and Infrastructure Products
Housing products	843	390	2,334	1,497
Infrastructure products	204	142	774	542
Total housing and infrastructure products	1,047	532	3,108	2,039
	$3,507	$1,965	$11,778	$7,504
Income (loss) from operations
Performance and Essential Materials	$821	$143	$2,549	$231
Housing and Infrastructure Products	86	65	356	256
Corporate and other	(34)	(30)	(105)	(58)
	$873	$178	$2,800	$429
Depreciation and amortization
Performance and Essential Materials	$168	$161	$665	$637
Housing and Infrastructure Products	70	33	168	128
Corporate and other	2	2	7	8
	$240	$196	$840	$773
Other income, net
Performance and Essential Materials	$8	$10	$33	$30
Housing and Infrastructure Products	6	1	10	4
Corporate and other	4	1	10	10
	$18	$12	$53	$44

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM
OPERATIONS AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2021	2020	2021	2020

	(In millions of dollars)
Net cash provided by operating activities	$755	$757	$431	$2,394	$1,297
Changes in operating assets and liabilities and other	(109)	(123)	(316)	(301)	(778)
Deferred income taxes	(26)	27	8	(23)	(146)
Net income	620	661	123	2,070	373
Less:
Other income, net	13	18	12	53	44
Interest expense	(61)	(46)	(34)	(176)	(142)
Benefit from (provision for) income taxes	(193)	(184)	(33)	(607)	42
Income from operations	861	873	178	2,800	429
Add:
Depreciation and amortization	203	240	196	840	773
Other income, net	13	18	12	53	44
EBITDA	$1,077	$1,131	$386	$3,693	$1,246

WESTLAKE CORPORATION
RECONCILIATION OF SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2021	2020	2021	2020

	(In millions of dollars)
Performance and Essential Materials Segment
Income from operations	$769	$821	$143	$2,549	$231
Add:
Depreciation and amortization	168	168	161	665	637
Other income, net	9	8	10	33	30
EBITDA	$946	$997	$314	$3,247	$898

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2021	2020	2021	2020

	(In millions of dollars)
Housing and Infrastructure Products Segment
Income from operations	$103	$86	$65	$356	$256
Add:
Depreciation and amortization	34	70	33	168	128
Other income, net	—	6	1	10	4
EBITDA	$137	$162	$99	$534	$388
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WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2021 vs. Fourth Quarter 2020		Fourth Quarter 2021 vs. Third Quarter 2021
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	+61.9%	+9.8%	+7.3%	-1.3%
Housing and Infrastructure Products	+46.7%	+50.0%	+10.9%	+31.7%
Company	+57.8%	+20.7%	+8.2%	+6.6%

Average Quarterly Industry Prices and Housing Starts

	Quarter Ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Average domestic prices (1)
Natural Gas ($/MMBtu) (2)	2.7	2.8	2.9	4.0	5.8
Ethane (cents/lb) (3)	7.1	8.1	8.7	11.7	13.2
Propane (cents/lb) (4)	13.5	21.2	20.7	27.6	29.5
Ethylene (cents/lb) (5)	24.0	45.1	43.0	48.0	35.4
Polyethylene (cents/lb) (6)	67.7	78.0	99.0	109.0	92.0
Styrene (cents/lb) (7)	59.6	76.5	90.5	82.0	84.8
Caustic soda ($/short ton) (8)	653	648	755	825	920
Chlorine ($/short ton) (9)	193	234	309	443	563
PVC (cents/lb) (10)	84.5	92.8	105.0	109.0	114.3

Average export prices (1)
Polyethylene (cents/lb) (11)	53.2	76.3	89.7	86.0	72.7
Caustic soda ($/short ton) (12)	219	249	333	364	573
PVC (cents/lb) (13)	55.4	67.8	77.8	74.1	90.0

Housing Starts (in thousands of units)
Housing Starts - Actual quarterly starts (14)	364	358	435	419	385
Housing Starts - Seasonally Adjusted Annual Rate (15)	1,575	1,599	1,588	1,562	1,654
________________
(1)Industry pricing data was obtained through IHS Markit ("IHS"). We have not independently verified the data.
(2)Average Burner Tip contract prices of natural gas over the period.
(3)Average Mont Belvieu spot prices of purity ethane over the period.
(4)Average Mont Belvieu spot prices of non-TET propane over the period.
(5)Average North American spot prices of ethylene over the period.
(6)Average North American Net Transaction prices of polyethylene low density GP-Film grade over the period.
(7)Average North American contract prices of styrene over the period.

(8)Average USGC-CSLi index values for caustic soda over the period. As stated by IHS, "the caustic soda price listing represents the USGC-CSLi values. USGC-CSLi does not reflect contract price discounts, implementation lags, caps or other adjustments factors. Additionally, it is not intended to represent a simple arithmetic average of all market transactions occurring during the month. Rather, the USGC-CSLi is most representative of the month-to-month caustic soda price movement for contract volumes of liquid 50% caustic soda rather than the absolute value of contract prices at a particular point in time. It is intended to serve only as a benchmark."
(9)Average North American contract prices of chlorine over the period.
(10)Average North American contract prices of pipe grade polyvinyl chloride ("PVC") over the period. As stated by IHS, "the contract resin prices posted reflect an "index" or "market" for prices before discounts, rebates, incentives, etc."
(11)Average North American export price for low density polyethylene GP-Film grade over the period.
(12)Average North American low spot export prices of caustic soda over the period.
(13)Average North American spot export prices of PVC over the period.
(14)Quarterly Single and Multi-family Starts data per the U.S. Census Bureau - February 17, 2022 report.
(15)Quarterly Average Single and Multi-family Seasonally Adjusted Annual Rate data per the U.S. Census Bureau - February 17, 2022 report.